     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1999
                                                    REGISTRATION NO. 333-476-LA
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                               --------------------
                                  POST-EFFECTIVE
                                 AMENDMENT NO. 5
                                   ON FORM S-3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               --------------------
                                  SUPERGEN, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               --------------------

          DELAWARE                              2834                       91-1841574
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                           TWO ANNABEL LANE, SUITE 220
                           SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
       (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                               --------------------
                              JOSEPH RUBINFELD, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  SUPERGEN, INC.
                            TWO ANNABEL LANE, SUITE 220
                            SAN RAMON, CALIFORNIA 94583
                                  (925) 327-0200
             (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                               --------------------
                                    COPIES TO:
                                 JOHN V. ROOS, ESQ.
             Wilson Sonsini Goodrich & Rosati, P.C.  650 Page Mill Road
                       Palo Alto, California 94304-1050
                  DATE OF COMMENCEMENT OF SALE TO THE PUBLIC:
                                  March 13, 1996
                               --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED         PROPOSED
                                                                      MAXIMUM          MAXIMUM         AMOUNT OF
                                                        AMOUNT       PRICE PER         OFFERING       REGISTRATION
                                                      REGISTERED    SECURITY (1)        PRICE             FEE
                                                      ----------    ------------      --------        ------------
Common Stock, $.001 par value (2)(3).............      4,025,000      $7.50          $30,187,500          --
Common Stock Purchase Warrants
 ("Warrants") (2)(4).............................      4,025,000       0.00                 0.00          --
Common Stock issuable upon exercise of
  Warrants (5)(6)................................      4,025,000      11.25           45,281,250          --
Representative's Warrant (7)(8)..................              1       5.00                 5.00          --
Common Stock issuable upon exercise of
Representative's Warrant (8)(9)..................        350,000       9.00            3,150,000          --
Warrants issuable upon exercise of
  Representative's Warrant (8)(9)................        350,000       0.00                 0.00          --
Common Stock underlying Warrants
  issuable upon exercise of
  Representative's Warrant (6)(9)................        350,000      11.25            3,937,500          --
Totals...........................................           --         --             82,556,255      $28,468(10)

-------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee as provided by Rule 457.

(2) The Common Stock and Warrants were registered as component parts of a Unit. On March 13, 1996, a total of 4,025,000 Units were registered, each Unit consisting of one share of Common Stock and one Warrant. For the purposes of calculation of the registration fee, each share of Common Stock sold as a component part of the Units had been assumed to have a proposed maximum offering price per share of $7.50, and each Warrant was assumed to have a proposed maximum offering price per Warrant of $0.00.

(3) Includes 525,000 shares included in the 525,000 Units that the underwriters for our initial public offering (the "Underwriters") were to purchase to cover over-allotments in connection with our sale of the Units.

(4) Includes 525,000 Warrants included in the 525,000 Units that the Underwriters were to purchase to cover over-allotments in connection with our sale of the Units.

(5) Includes 525,000 shares issuable upon exercise of Warrants included in the 525,000 Units that the Underwriters were to purchase to cover over-allotments in connection with our sale of the Units. These shares were registered for resale by the Purchasers thereof and their assigns and transferees on a delayed or continuous basis under Rule 415 of the Securities Act of 1933.

(6) An indeterminate number of additional shares of Common Stock were registered, as provided in the Warrants and the Representative's Warrant, in the event provisions against dilution become operative.

(7) In connection with our sale of the Units, we granted to the Representative of the several Underwriters (the "Representative") a warrant to purchase 350,000 Units (the "Representative's Warrant"). The price paid by the Representative for the Representative's Warrant was $5.

(8) The exercise price of the Representative's Warrant was expected to be $9.00 per Unit, based upon an assumed maximum initial public offering price of $7.50. For purposes of calculation of the registration fee, each share of Common Stock included in a Unit issuable upon exercise of the Representative's Warrant had been assumed to have a proposed maximum offering price of $9.00, and each Warrant included in a Unit issuable upon exercise of the Representative's Warrant had been assumed to have a proposed maximum offering price of $0.00.

(9) These shares and Warrants were registered for resale by the Representative and its assigns and transferees on a delayed or continuous basis under Rule 415 of the Securities Act of 1933.

(10) The fee paid with this Post-Effective Amendment No. 5 is $0: A total of $28,468 was previously paid.

                              4,487,702 SHARES
                              328,500 WARRANTS

                               SUPERGEN, INC.

                               COMMON STOCK &
                        WARRANTS FOR THE PURCHASE
                              OF COMMON STOCK

     We ("SuperGen" or the "Company") are offering 4,487,702 shares of our common stock issuable upon the exercise of warrants issued in connection with our initial public offering. We are also offering 3288,500 Warrants that are exercisable for shares of common stock.

     Our common stock and the Warrants commenced trading on the Nasdaq National Market on March 13, 1996 and are listed on the Nasdaq National Market under the symbols "SUPG" and "SUPGW," respectively. On September 20, 1999 we gave notice that we will redeem all outstanding Warrants on April 16, 2000.

     THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANTS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 3.

                               --------------------

                                                                 UNDERWRITING
                                                   GROSS           DISCOUNTS       NET PROCEEDS
                                                  PROCEEDS      AND COMMISSIONS     TO COMPANY
                                                ------------    ---------------    -------------
Per share of common stock (1)...............    $ 37,432,818     $ 1,039,801(3)    $36,393,017(4)
Per Representative's Warrant (2)............    $  2,365,200          ---          $ 2,365,200
Total.......................................    $ 39,798,018     $ 1,039,801       $38,758,217

-------------------
(1)  The exercise price of the Warrants is $9.00 per share.

(2) We will receive $7.20 for each unit issued upon the exercise of the Representative's Warrant. A unit consists of one share of common stock and one Warrant, and we will receive an additional $9.00 per share upon exercise of these Warrants. There are 328,500 units remaining to be issued under the Representative's Warrant.

(3) We may pay brokers and agents a solicitation fee equal to $.25 per share of common stock issued upon exercise of Warrants by holders solicited by those brokers and agents. See "Plan of Distribution."

(4)  Before deducting approximately $10,000 of expenses.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               --------------------

                     Prospectus dated September 22, 1999.

                                  THE COMPANY

     We are an emerging pharmaceutical company dedicated to the acquisition, rapid development and commercialization of products for the treatment of life-threatening diseases, particularly cancer. We seek to minimize the time, expense and technical risk associated with drug commercialization by identifying, acquiring and developing pharmaceutical compounds in the later stages of development, rather than committing significant resources to the research phase of drug discovery.

     We are focusing our existing and proposed commercialization efforts on two drugs, Nipent-Registered Trademark- and rubitecan (RFS 2000).

     We are currently marketing Nipent-Registered Trademark- in the United States for the treatment of hairy cell leukemia. We are also conducting clinical trials of Nipent-Registered Trademark- to seek FDA approval to expand its use for the treatment of additional forms of leukemia. Rubitecan is a drug compound in the late stage of clinical development. Clinical studies indicate it has the potential to treat a variety of solid tumors, including pancreatic, breast, lung, colorectal, ovarian and prostate cancers, and hematological disorders.

     We are also developing our product line of enhanced generic anticancer drugs using our Extra proprietary drug delivery technology. This technology, consisting of a delivery system incorporating the active drug cyclodextrin, has the following properties:

- The form of a ready to inject, stable solution that increases the ease and safety of administration.

-    Increased shelf life, facilitating multiple doses from a single vial.

- Less susceptibility to ulceration at the injection site due to shielding properties of the Extra formulation. The drug is released only upon circulation within the bloodstream.

- Our Extra technology is protected by a combination of exclusive and non-exclusive licenses and related patents. These patents were issued between 1991 and 1998. The licenses pertaining to the Extra platform generally are effective for the terms of the related patents.

     We seek to expand our portfolio of anticancer drugs through the acquisition of products and product candidates, or companies owning such products or candidates, which complement our portfolio and provide us with market opportunities. In August 1999, we acquired Sparta Pharmaceuticals, Inc. ("Sparta"), a company with anti-cancer compounds in late-stage clinical development. Sparta also has, in late stage clinical development, a novel drug delivery system that allows compounds which are insoluble or poorly soluble in water to be delivered intravenously (or by other routes) without the need for organic solvents that may in themselves be toxic.

     We also have non-oncology programs in the large market areas of anemias and other blood cell disorders, obesity/diabetes and autoimmune diseases. We intend to seek partnerships with larger drug companies for the development and marketing of these non-oncology drug candidates.

     Throughout this prospectus, we use the term "proprietary" to refer to some of our products and technology. By use of this term, we mean to refer to those products and technology that are protected from competition by patents, licenses, manufacturing know-how or a combination of these competitive barriers.

     We incorporated in March 1991 as a California corporation and changed our state of incorporation to Delaware on November 1997. Our executive offices are located at Two Annabel Lane, Suite 220, San Ramon, California, and our telephone number at that address is (925) 327-0200.

                                 RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES BELOW ARE NOT THE ONLY ONES FACING SUPERGEN. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

     IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS OR CASH FLOWS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE INCURRED LOSSES AND OUR BUSINESS WILL SUFFER IF WE FAIL TO ACHIEVE SIGNIFICANT REVENUES OR PROFITABLE OPERATIONS.

     We have incurred cumulative losses of $66.1 million for the period from inception through June 30, 1999. These losses included non-cash charges of $7.5 million for the acquisition of in-process research and development. We have not achieved profitability and expect to continue to incur substantial operating losses at least through 2000. Substantially all of our revenues have come from sales of Nipent-Registered Trademark-, and we expect this trend to continue for some time. Nipent-Registered Trademark- revenues were $2.1 million for the first six months of 1999, $2.7 million in 1998, $1.5 million in 1997 and $225,000 in 1996. All of these revenues resulted from commercial sales. Our ability to achieve profitability will depend on our ability to develop, obtain regulatory approval for and successfully market Nipent-Registered Trademark- for other indications, and bring other proprietary products to market. Our ability to become profitable will also depend upon a variety of other factors, including the following:

-    The price, volume and timing of sales of products.

- The mix between Nipent-Registered Trademark- sales in the United States and those under a supply agreement with Warner-Lambert Company for sales outside North America.

- Variations in gross margins of our products, which may be affected by sales mix and competitive pricing pressures.

- Regulatory approvals of new products or expanded labeling of existing products.

- Changes in the level of our research and development, including the timing of any expansion of clinical trials. Clinical trials include the testing of drug compounds upon human subjects.

-    Acquisitions of products, technology or companies.

     Our long-term success will also be affected by expenses, difficulties and delays frequently encountered in developing and commercializing new pharmaceutical products, competition, and the burdensome regulatory environment in which we operate. We cannot be certain that we will ever achieve significant revenues or profitable operations.

OUR BUSINESS COULD SUFFER IF THE RESULTS OF FURTHER CLINICAL TESTING INDICATE THAT OUR PROPOSED PRODUCTS ARE NOT SUITABLE FOR COMMERCIAL USE

     Our proposed proprietary products are in the development rather than the research stage. However, we must significantly develop all of our proposed products before we can market them. Although we believe that the results of our early stage clinical studies support further development of our proposed proprietary products, the results we have obtained to date do not necessarily indicate results of further testing, including controlled human clinical testing. All of the potential proprietary products that we are currently developing will require extensive clinical testing before we can submit any regulatory application for their commercial use.

     In contrast to our proposed proprietary products, Nipent-Registered Trademark- and our generic version of mitomycin have been approved for commercial use and we began sales of these drugs in 1996 and 1998, respectively.

OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OUR GENERIC PRODUCTS AND EXTRA PRODUCTS BASED ON GENERIC PRODUCTS BECAUSE THE PATENTS FOR THE UNDERLYING DRUGS DO NOT EXPIRE

     We plan to develop and market several generic and Extra drugs, some of which are currently protected by one or more patents held by others. If the existing patent protection for these drugs is maintained or extended, it is unlikely that we will be able to market our own generic and Extra versions of those drugs. We do not believe it is financially prudent to proceed with substantial development efforts for generic or Extra drugs if we do not know if or when existing patent protection will cease.

     In particular, we plan to develop and market a generic and an Extra version of paclitaxel, as well as an Extra version of cisplatin. However, the original patent protection for both drugs has been extended through the issuance of new patents in the United States. The current cisplatin patent expires in 2013 and the current use patent for paclitaxel expires in 2002. Other companies interested in marketing generic versions of these drugs are actively disputing the legality of these patents and we anticipate that these legal disputes will be resolved within the next three years. If the patent protection for both these products is upheld, we will not proceed with further development of these products. If the patent protection is overturned, we plan to further develop these products and we believe we can bring them to market within two years of a favorable patent ruling.

OUR BUSINESS WILL SUFFER IF WE FAIL TO OBTAIN ADEQUATE FUNDING IN A TIMELY
MANNER

     We expect that we will need substantial additional funding. Our business, results of operations and cash flows will be adversely affected if we fail to obtain adequate funding in a timely manner. Our funding requirements will depend on many factors, including:

-    The progress of our development programs.

- The availability of additional drugs or drug candidates for acquisition by SuperGen or to be licensed to SuperGen.

- The availability of companies as potential acquisition or merger candidates.

-    Revenue growth, if any.

-    The amount of cash generated, if any, by our operations.

-    The timing and receipt of regulatory approvals.

- The costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights.

-    Developments related to reimbursement matters.

-    Competing technological and market developments.

- The need for additional office and manufacturing facilities to accommodate growth.

     Without giving effect to the sale of any of our common stock in the offering covered by this prospectus, we anticipate that our existing capital resources as of the date of this prospectus will be adequate to fund operations and capital expenditures at least through December 31, 2000. However, if we experience unanticipated cash requirements during this period, we could require additional funds much sooner. We may receive funds from the sale of equity securities, including the sale of our common stock or the exercise of Warrants to acquire common stock as part of this offering, as well as the exercise of other outstanding warrants and stock options. However, we cannot assure you that any of those fundings will occur, or if they occur, that they will be on terms favorable to us. Also, the dilutive effect of those fundings could adversely affect our results per share.

OUR BUSINESS WILL SUFFER IF WE FAIL TO OBTAIN REGULATORY MANUFACTURING OR MARKETING APPROVALS IN A TIMELY MANNER, IF AT ALL

     We cannot assure you that we will obtain the necessary regulatory approvals to manufacture or market our proposed products. The United States Food and Drug Administration and comparable agencies in foreign countries impose substantial requirements for the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. We have obtained marketing approval for Nipent-Registered Trademark- and our internally developed generic version of mitomycin and approval of sources of bulk drugs for our Extra and generic products. However, we have not yet received marketing approval for any of our internally developed proprietary products. Our proprietary drugs and Extra drugs may require substantial clinical trials and FDA review as new drugs. Our generic drugs require both approval of the bulk source of the drug and FDA approval of their final formulation.

     We cannot predict with certainty if or when we might submit for regulatory review those products currently under development. Once we submit our potential products for review, we cannot assure you that the FDA or other regulatory agencies will grant approvals for any of our pharmaceutical products on a timely basis or at all. For example, we initially believed that the FDA would abbreviate the approval process for our Extra products. However, the FDA is reviewing Mito Extra, our first Extra product submission, as a new drug. Sales of our products outside the United States will be subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay the introduction of our products in those countries.

OUR BUSINESS WILL SUFFER IF WE FAIL TO COMPLY WITH GOVERNMENTAL REGULATIONS

     If we fail to comply with regulatory requirements, we may be subject to regulatory or judicial enforcement actions. Those actions could include product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products, withdrawal of existing approvals and potentially enhanced product liability exposure. Our research, testing, manufacturing, labeling, distribution, marketing and advertising activities are regulated extensively by governmental authorities in the United States and other countries.

ASSERTING AND DEFENDING INTELLECTUAL PROPERTY RIGHTS WILL HARM OUR RESULTS OF OPERATIONS REGARDLESS OF SUCCESS

     Our business will be harmed if competitors develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, if our trade secrets are disclosed or if we cannot effectively protect our rights to unpatented trade secrets.

     We actively seek patent protection for our proprietary products and technologies. We have a number of United States patents and also have licenses to, or assignments of, numerous issued United States patents. However, litigation may be necessary to protect our patent position, and we cannot be certain that we will have the required resources to pursue the necessary litigation or otherwise to protect our patent rights. Our efforts to protect our patents may fail. In addition to pursuing patent protection in appropriate cases, we also rely on trade secret protection for unpatented proprietary technology. However, trade secrets are difficult to protect.

     Our proprietary products are dependent upon compliance with numerous licenses and agreements. These licenses and agreements require us to make royalty and other payments, reasonably exploit the underlying technology of the applicable patents, and comply with regulatory filings. If we fail to comply with these licenses and agreements, we could lose the underlying rights to one or more of these potential products, which would adversely affect our business, results of operations and cash flows.

     Claims may be brought against us in the future based on patents held by others. These persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product. We cannot assure you whether we would prevail in any of these actions or that we could obtain any licenses required under any of these patents on acceptable terms, if at all.

     We know of no pending patent infringement suits, discussions regarding possible patent infringements or threats of patent infringement litigation either related to:

-    patents held by us or our licensors; or

-    our products or proposed products.

     There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation.

OUR BUSINESS WILL SUFFER IF WE FAIL TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE ESTABLISHED PHARMACEUTICAL COMPANIES WITH GREATER RESOURCES

     Our competitors and probable competitors include, among others, Eli Lilly & Co., Ortho-McNeil Pharmaceutical, Amgen Inc., Gensia-Sicor, Inc., Bristol-Myers Squibb Company and Immunex Corp. These companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition for us. These companies may succeed in developing pharmaceutical products that are more effective or less costly than any that we may develop or market.

     Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. If we are able to establish and maintain a significant proprietary position with respect to our proprietary products, competition will likely depend primarily on the effectiveness of the product, its acceptance in the marketplace, and its pricing and the number, gravity and severity of its unwanted side effects as compared to alternative products.

     Competition for generic products is based primarily on price and, to a lesser extent, on name recognition and the reputation of the manufacturer in its target markets. Moreover, the number of competitors offering a particular generic product could dramatically affect price and gross margin for that product, or an Extra product based on that generic product. We may be at a disadvantage in competing with more established companies on the basis of price or market reputation. In addition, a significant number of Extra products that we are currently developing consist of, or are based upon, generic products for which patent protection has expired or is expected to expire. Increased competition in a particular generic market would likely lead to significant price erosion for our generic products and Extra products based on those generic products, which would adversely affect our sales and potential gross profit margins.

     For example, we believe that the total estimated U.S. sales for mitomycin, bleomycin, etoposide and cisplatin, as well as other of our proposed generic products and generic products upon which we propose to base Extra products, have decreased in recent years due to increased competition. We also believe that sales volumes and unit prices of these generics may continue to decrease as a result of competitive factors, including the following:

- The introduction of additional generics as well as other anticancer drugs.

-    The desire of some companies to increase their market share.

-    New formulations for these drugs and the use of different therapies.

     Extensive research and development efforts and rapid technological progress characterize our industry. Although we believe that our proprietary position gives us a competitive advantage with respect to our proposed non-generic drugs, we anticipate that development will continue and discoveries by others may render our current and potential products noncompetitive. In addition, we have only limited experience in selling and marketing pharmaceutical products.

WE ARE DEPENDENT ON THIRD PARTIES FOR MANUFACTURING AND OUR BUSINESS MAY BE HARMED IF THE MANUFACTURE OF OUR PRODUCTS IS INTERRUPTED OR DISCONTINUED AND WE CANNOT OBTAIN THIRD PARTY MANUFACTURING ON ACCEPTABLE TERMS

     We currently rely on vendors for manufacturing activities related to Nipent-Registered Trademark- and our generic version of mitomycin. The facilities used by these vendors have passed plant inspections required by the FDA prior to market clearance of all pharmaceutical products. The FDA conducts these inspections to ensure compliance with current Good Manufacturing Practices regulations enforced by the FDA. If the facilities fail to maintain their Good Manufacturing Practices status, or there is an interruption at any of these facilities due to the occurrence of a fire, natural disaster, equipment failure or other condition, we will need to locate other facilities. However, we may not be able to locate facilities that are FDA-approved for manufacturing activities in a timely manner and on commercially acceptable terms.

     In addition, we store the majority of our Nipent-Registered Trademark-crude concentrate, the unpurified, bulk form of the drug, at a single storage location. Improper storage, fire, natural disaster, theft or other conditions at this location that may lead to the loss or destruction of our Nipent-Registered Trademark- crude concentrate could adversely affect our business, results of operations and cash flows. We are currently negotiating a long-term agreement with the vendor that purifies our current supply of crude concentrate to continue its purification services. However, we cannot assure you that we will be able to finalize the agreement. If we are not able to do so, our supply of Nipent-Registered Trademark- may be interrupted while we seek to locate another facility and to have that facility approved by the FDA. The delay could adversely affect our business, results of operations and cash flows.

     We will encounter similar issues with respect to any potential products that the FDA clears for sale. We must establish and maintain relationships with manufacturers to produce and package our finished pharmaceutical products, including rubitecan (RFS 2000). In addition, the FDA must clear the facilities used by these contract manufacturers. If we are unable to obtain or retain third-party manufacturing on commercially acceptable terms or obtain necessary FDA clearances to manufacture the products currently being developed, we may not be able to commercialize pharmaceutical products as planned. Our dependence upon third parties for the manufacture of pharmaceutical products may adversely affect our profit margins and our ability to develop and deliver pharmaceutical products on a timely and competitive basis.

     We currently rely on foreign and domestic manufacturers to obtain bulk drug substances that are incorporated into our various products. We currently rely on domestic manufacturers for the production of our unique single source, Extra and generic formulations and to supply sufficient quantities of products to conduct clinical trials on Extra and other proposed proprietary products. If we are unable to contract for or obtain a sufficient supply of bulk drug substance or potential pharmaceutical products on acceptable terms, or these supplies are delayed or contaminated, we could experience:

-    Significant reductions in sales.

- Delays in bringing our proposed Extra and other single source proprietary and generic products to market.

-    Delays in preclinical and human clinical testing schedules.

- Delays in submitting products for regulatory approval and initiating new development programs.

     Any of these factors could adversely affect our business, results of operations and cash flows.

     We do not currently intend to manufacture any pharmaceutical products, although we may choose to do so in the future. If we decide to manufacture products, we would be subject to the regulatory requirements described above. We will also be subject to similar risks regarding delays or difficulties encountered in manufacturing these pharmaceutical products and we will require additional facilities and substantial additional capital. In addition, we have only limited experience in manufacturing pharmaceutical products. We cannot assure you that we would be able to manufacture any of these products successfully and in a cost-effective manner.

OUR BUSINESS WILL SUFFER IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN THE ADDITIONAL, HIGHLY SKILLED PERSONNEL REQUIRED FOR THE EXPANSION OF OUR ACTIVITIES

     Our success is dependent on key personnel, including Dr. Rubinfeld, our President and Chief Executive Officer, and members of our senior management and scientific staff. To successfully expand our operations, we will need to attract additional, highly skilled individuals, particularly in the areas of clinical administration, manufacturing and finance. We compete with other companies for the services of existing and potential employees. We believe our compensation and benefits packages are competitive for our geographical region and our industry group. However, we may be at a disadvantage to the extent that potential employees may favor larger, more established employers.

THE CONTINUING EFFORTS OF GOVERNMENT AND THIRD-PARTY PAYERS TO CONTAIN OR REDUCE THE COSTS OF HEALTHCARE MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY

     Our revenues and profitability may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care. We cannot predict the effect that these health care reforms may have on our business, and it is possible that any of these reforms will adversely affect our business. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payers, like government and private insurance plans. Third-party payers are increasingly challenging the prices charged for medical products and services. If our current and proposed products are not considered cost-effective, reimbursement to the consumer may not be available or be sufficient to allow us to sell products on a competitive basis.

WE MAY BE SUBJECT TO PRODUCT LIABILITY LAWSUITS AND OUR INSURANCE MAY BE INADEQUATE TO COVER DAMAGES

     Clinical trials or marketing of any of our current and potential pharmaceutical products may expose us to liability claims from the use of these pharmaceutical products. We currently carry product liability insurance. However, we cannot be certain that we will be able to maintain insurance on acceptable terms for clinical and commercial activities or that the insurance would be sufficient to cover any potential product liability claim or recall. If we fail to have sufficient coverage, our business, results of operations and cash flows could be adversely affected.

IF WE ARE UNABLE TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, OUR BUSINESS MAY BE HARMED

     We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. While we currently outsource our research and development programs involving the controlled use of biohazardous materials, if in the future we conduct these programs, we might be required to incur significant cost to comply with environmental laws and regulations. In the event of an accident, we could be held liable for any damages that result, and the liability could exceed our resources.

ANTI-TAKEOVER PROVISIONS MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN

     Anti-takeover provisions of our certificate of incorporation and bylaws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

- Authorization of the issuance of up to 2,000,000 shares of our preferred stock.

-    Elimination of cumulative voting.

-    Elimination of stockholder action by written consent.

     Our bylaws establish procedures, including notice procedures, with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors or for stockholder proposals to be submitted at stockholder meetings.

     We are also subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 of the Delaware General Corporation Law prevents stockholders owning 15% or more of a corporation's outstanding voting stock from engaging in business combinations with a Delaware corporation for three years following the date those stockholders acquired 15% or more of a corporation's outstanding voting stock. This restriction is subject to exceptions, including the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder.

     These provisions are expected to discourage different types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SuperGen to first negotiate with us.

     We believe that the benefits of increased protection of SuperGen's potential ability to negotiate with the proponents of unfriendly or unsolicited proposals to acquire or restructure SuperGen outweigh the disadvantages of discouraging those proposals because, among other things, negotiation of those proposals could result in an improvement of their terms.

BECAUSE CURRENT OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR STOCK, THESE STOCKHOLDERS MAY BE ABLE TO CONTROL SUPERGEN AND ALSO PREVENT POTENTIALLY BENEFICIAL ACQUISITIONS OF SUPERGEN

     As of September 17, 1999, our officers and directors beneficially owned approximately 28% of the outstanding shares of our common stock. Beneficial ownership includes shares of our common stock subject to options and warrants exercisable within sixty days of September 17, 1999.

     These stockholders, if acting together, may be able to elect all of our directors and otherwise significantly influence matters requiring approval by our stockholders. This concentration of ownership and the lack of cumulative voting may also delay or prevent a third party from acquiring us.

     These stockholders may have interests that differ from other stockholders of SuperGen, particularly in the context of potentially beneficial acquisitions of SuperGen. For example, to the extent that these stockholders are employees of SuperGen, they may be less inclined to vote for acquisitions of SuperGen involving the termination of their employment or diminution of their responsibilities or compensation.

THE TRADING PRICE OF YOUR STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL

     The trading prices of our common stock are subject to significant fluctuations in response to numerous factors, including:

-    Variations in anticipated or actual results of operations.

- Announcements of new products or technological innovations by competitors.

-    FDA approval or rejection of pending applications.

-    Changes in earnings estimates of operational results by analysts.

-    Results of clinical trials.

     Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

     During the past three years from the date of this prospectus, the market price per share of our common stock has fluctuated between approximately $5.125 and $24.375.

OUR BUSINESS MAY BE HARMED IF WE BECOME SUBJECT TO SECURITIES CLASS ACTION LITIGATION

     In the past, following periods of volatility in the market price of a company's common stock, securities class action litigation has been brought against the issuing company. This type of litigation could be brought against us in the future. The litigation could be expensive and divert management's attention and resources, which could adversely affect our business and results of operations whether or not our defense is successful. If the litigation is determined against us, we could also be subject to significant liabilities.

WE MAY NOT EARN A FAVORABLE RETURN WITH THE PROCEEDS OF THIS OFFERING

     Our management can spend the proceeds from this offering in ways with which you may not agree. We cannot predict that the proceeds will be invested to yield a favorable return.

THE MARKET PRICE OF OUR STOCK MAY FALL IF OTHER STOCKHOLDERS SELL THEIR STOCK

     If our stockholders sell substantial amounts of our common stock in the public market the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.

     As of September 17, 1999, we had 24,656,518 shares of our common stock outstanding. Of these shares, approximately 22,825,893 shares were eligible for sale in the public market.

     As of September 17, 1999, we had reserved an additional 11,311,383 shares of our common stock for future issuance upon exercise of outstanding options and warrants, including those in this offering. If these securities are exercised, and subsequently sold in the public market, this may cause the price of our common stock to fall.

THE YEAR 2000 PROBLEM COULD CAUSE DISRUPTIONS OF OUR OPERATIONS

     The Year 2000 issue is the result of computer software applications being written using two rather than four digits to define a year. On January 1, 2000, computer equipment and programs that have time sensitive software may not be able to distinguish whether "00" means 1900 or 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

     We converted to new accounting software in 1998 and that software properly recognizes dates beyond December 31, 1999. We have determined that no other software programs currently in use by SuperGen will require significant modification or replacement to properly recognize dates beyond December 31, 1999. We have initiated and maintained formal communications with significant contract manufacturers, contract research organizations and other vendors to determine the extent to which we are vulnerable to those third parties' failure to fix their own Year 2000 issues. Based upon those communications, we believe that all significant computer software programs utilized by third parties upon which we rely are either Year 2000 compliant or will be converted to Year 2000 compliance prior to December 31, 1999.

     One or more of SuperGen's or our business partners' software applications may prove to be non-Year 2000 compliant. In that case, we may experience difficulties on and after January 1, 2000. The worst case Year 2000 scenario envisioned by our management would involve delays in invoicing and shipping, inventory production, and clinical trial documentation.

YOU MAY BE FORCED TO EXERCISE YOUR WARRANT OR ACCEPT THE REDEMPTION PRICE

     The Warrants are subject to redemption at $0.25 per Warrant on at least 30 days written notice provided that the closing bid price of the common stock for the 20 consecutive trading days immediately preceding the date of the notice of redemption exceeds $18.00. On September 20, 1999, we issued a redemption notice announcing our intent to redeem the Warrants in April 2000, which will require holders to either exercise the Warrants prior to the redemption date or accept the redemption price. Also see "Description of Securities" and "Recent Developments."

A CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IS REQUIRED TO EXERCISE THE WARRANTS.

     Holders of Warrants will be able to exercise them only if a current prospectus relating to the common stock underlying those Warrants is then in effect, and only if that common stock is qualified for sale or exempt from qualification under applicable state securities law of the state in which the holders of the Warrants reside.

     The Warrants are separately transferable. Although Warrants were not knowingly sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the after market in, or may move to, jurisdictions in which the shares underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable. In this event, we would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where the sale is permissible or allow them to expire unexercised. See "Description of Securities."

                          RECENT DEVELOPMENTS

     As of September 20, 1999, the closing bid price of the Company's Common Stock for the preceding twenty consecutive trading days exceeded $18.00 per share. Under the terms of the Warrant Agreement, the Company is entitled to redeem the Warrants at least thirty days from the date of a redemption notice.

     On September 20, 1999 we gave notice that we will redeem all outstanding Warrants on April 16, 2000. Under the terms of the Warrant Agreement, all rights of Warrant Holders other than the right to receive the redemption price per Warrant equal to $0.25 per Warrant will terminate from and after April 16, 2000. This action does not preclude the earlier exercise of a Warrant by a Warrant holder as permitted under the terms of the Warrant Agreement.

                    WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of our common stock registered under this prospectus:

-    Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

- Amendment No.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

-    Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

-    Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

-    Proxy Statement for the 1999 Annual Meeting of Stockholders.

- The description of our common stock contained in our registration statement on Form 8-A, filed on January 18, 1996, including any amendment or report filed for the purpose of updating the description.

- The description of our Warrants contained in our registration statement on Form 8-A, filed on July 28, 1998.

- The description of the warrants to purchase common stock we issued as part of our acquisition of Sparta, contained in our registration statement on Form 8-A, filed on August 12, 1999.

- The description of our acquisition of Sparta Pharmaceuticals, Inc. on August 12, 1999, contained in our Current Report on Form 8-K filed on August 26, 1999.

- All other reports filed in accordance with Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1998.

     This Prospectus is part of a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about SuperGen and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

     SuperGen, Inc.
     Two Annabel Lane, Suite 220
     San Ramon, California 94583
     Attn:  Investor Relations
     (925) 327-0200

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

     Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

-    This prospectus.

-    The materials referred to in this prospectus.

- The materials incorporated by reference into this prospectus, other than forward-looking statements which do not comply with the "plain English" requirements of Rule 421 under the Securities Act of 1933.

-    Our press releases.

     No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                               USE OF PROCEEDS

     In the event that all unexercised warrants covered under this registration statement are exercised, which may not happen, we could realize up to $38.8 million, before deducting the estimated expenses related to this Prospectus. The proceeds will be considered uncommitted funds and may be used by us as working capital and general corporate purposes, including research and development and marketing and sales for products we are currently marketing and products that we may develop.

                               DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock. We currently intend to retain all future earnings to fund the operation of our business and therefore, we do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors.

                             PLAN OF DISTRIBUTION

     The Warrants, the Representative's Warrant and the common stock issuable upon exercise of these warrants (the "Securities") may be sold from time to time by the holders thereof or by pledgees, donees, transferees or other successors in interest. These sales may be made in any one or more transactions (which may involve block transactions) on The Nasdaq Stock Market, or any exchange on which the Warrants and the common stock may then be listed, in the over-the-counter market or otherwise in negotiated transactions or a combination of these methods of sale. Sales may be made at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The holders of the Securities may effect these transactions by selling Warrants or shares to or through broker-dealers, and the broker-dealers may sell the Securities as agent or may purchase the Securities as principal and resell them for their own account. These broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the holders and/or purchasers of the Securities, for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with these sales, the holders and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933.

     From time to time, we may retain brokers and agents to solicit the holders of Warrants to exercise their Warrants. We intend to pay these brokers and agents a solicitation fee of $.25 per share of common stock issued upon exercise of Warrants by holders solicited by the brokers and agents. In addition, we have agreed that if we elect to redeem the Warrants, we will retain the Paulson Investment Company, Inc. as our solicitation agent. We have agreed to pay Paulson for its services a solicitation fee equal to 2% of the total amount paid by the holders of the Warrants whom Paulson solicited to exercise the Warrants. Any exercise will be presumed to be unsolicited unless the customer states in writing that the transaction was solicited by a broker or agent or Paulson as the case may be, and designates in writing the registered representative as the broker or agent or Paulson, as the case may be, entitled to receive compensation for the exercise. The fee is not payable for the exercise of any Warrant held by a broker or agent or Paulson, as the case may be, in a discretionary account at the time of exercise, unless a broker or agent or Paulson, as the case may be, receives from the customer prior specific written approval of the exercise.

                         DESCRIPTION OF SECURITIES

COMMON STOCK

     Our authorized common stock consists of 40,000,000 shares. As of September 17, 1999, 24,656,518 shares of common stock were issued and outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. Holders of common stock have no preemptive, subscription, or redemption rights, and there are no redemption, conversion, or similar rights with respect to such shares. The outstanding shares of common stock are fully paid and non assessable. Our Certificate of Incorporation does not provide for cumulative voting rights.

PREFERRED STOCK

     We are authorized to issue up to 2,000,000 shares of undesignated preferred stock. Our Board of Directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. Our Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could materially adversely affect the voting power of the holders of common stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control. At present, we have no plans to issue any shares of preferred stock.

WARRANTS

Representative's Warrant

     We have issued a Representative's Warrant exercisable for 350,000 units, at an exercise price of $7.20 per unit. This warrant expires on March 13, 2001. A unit consists of one share of common stock and one Warrant exercisable for one share of common stock at $9.00 per share. The Warrants within each unit also expire on March 13, 2001. So far, a Representative has exercised its warrant for 21,500 units and received 21,500 shares of common stock and 21,500 Warrants for the purchase of common stock. The Representative has exercised 1,500 of the 21,500 Warrants it received upon exercise of its unit warrants.

Warrants for Common Stock

     We have Warrants exercisable for 3,830,702 shares of common stock currently outstanding (excluding those contained within the Representative's Warrants). Each Warrant entitles the holder to purchase one share of common stock at a price of $9.00 per share. The Warrants, subject to certain conditions, are exercisable at any time until March 13, 2001, unless earlier redeemed. We may redeem the Warrants at $.25 per Warrant, upon at least thirty days written notice to our warrant agent and directly to each Warrant holder, if the closing bid price (as defined in the warrant agreement described below) per share of the common stock for the twenty consecutive trading days immediately preceding the date notice of redemption is given exceeds $18.00. On September 20, 1999, we issued a redemption notice announcing our intent to redeem the Warrants in April 2000, which will require holders to either exercise the Warrants prior to the redemption date or accept the redemption price. Also see "Recent Developments."

     The Warrants were issued in registered form under a warrant agreement with ChaseMellon Shareholder Services, L.L.C. (formerly First Interstate Bank of California), as the warrant agent. The shares of common stock underlying the Warrants, when issued upon exercise of a Warrant, will be fully paid and nonassessable, and we will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon its exercise.

     Both the Representative's Warrant and the Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. These adjustments will occur in the event, among others, that we make certain distributions to holders of its common stock. We are not required to issue fractional shares upon the exercise of any of these warrants. Neither Paulson nor the holders of the warrants will possess any rights as a stockholder of the Company until they exercise.

     A Warrant may be exercised upon surrender of the warrant certificate on or before the redemption date of the Warrant at the offices of ChaseMellon, with the form of "Election To Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to us) for the number of shares with respect to which the Warrant is being exercised.

     For a holder to exercise the Warrants, there must be a current registration statement in effect with the Securities and Exchange Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the issuance of shares or other securities underlying the Warrants. We agree to use all commercially reasonable efforts to cause a registration statement with respect to these securities under the Securities Act of 1933 to be filed and to become and remain effective in anticipation of and prior to the exercise of the Warrants and to take other actions under the laws of various states as may be required to cause the sale of common stock (or other securities) upon exercise of the Warrants to be lawful. If a current registration statement is not in effect at the time a Warrant is exercised, we have the option to redeem the Warrant by paying to the holder cash equal to the difference between the market price of the common stock on the exercise date and the exercise price of the Warrants. We will not be required to honor the exercise of Warrants if, in our board of directors' opinion and upon advice of counsel, the sale of securities upon exercise would be unlawful.

     This discussion of certain terms and provisions of the Representative's warrant and the Warrants is qualified in its entirety by reference to the detailed provisions of the warrant agreement and the Representative's Warrant certificate, the form of each of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     For the life of the Warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock issuable upon the exercise of the Warrants. The Warrant holders may be expected to exercise their Warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the Warrants. Further, the terms on which we could obtain additional capital during the life of the Warrants may be adversely affected.

                                LEGAL MATTERS

     The validity of the issuance of common stock upon exercise of the outstanding warrants will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                   EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Sparta Pharmaceuticals, Inc., one of our wholly-owned subsidiaries, included in our report on Form 8-K dated August 26, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding Sparta's ability to continue as a going concern as discussed in
Note 1 to the financial statements.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. This information contained in this prospectus is current only as of its date.

                               --------------------

                                 TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
The Company............................................................     2
Risk Factors...........................................................     3
Recent Developments....................................................    11
Where You Can Find More Information....................................    12
Note Regarding Forward-Looking Statements..............................    13
Use of Proceeds........................................................    13
Dividend Policy........................................................    13
Plan of Distribution...................................................    13
Description of Securities..............................................    14
Legal Matters..........................................................    16
Experts................................................................    16

                                4,487,702 SHARES
                                328,500 WARRANTS

                                 SUPERGEN, INC.

         COMMON STOCK & WARRANTS FOR THE PURCHASE OF COMMON STOCK

                               --------------------

                                     PROSPECTUS

                               --------------------

                                SEPTEMBER 22, 1999

                                    PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth our estimated expenses payable in connection with this update of the Prospectus dated March 13, 1996.

                                                 AMOUNT TO BE PAID
                                                 -----------------
Legal fees and expenses.....................         $ 10,000
Accounting fees and expenses................            5,000
                                                     --------
Total.......................................         $ 15,000
                                                     --------
                                                     --------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation's Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. Our Certificate of Incorporation (Exhibit 3.1 hereto) and Bylaws (Exhibit 3.2 hereto) provide indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying our officers and directors against certain liabilities.

ITEM 16. EXHIBITS.

   (a)   Exhibits

EXHIBIT
NUMBER                   DESCRIPTION OF DOCUMENT
------                   -----------------------
1.1(a)     Form of Underwriting Agreement.
3.1(b)     Certificate of Incorporation of the Registrant
3.2(c)     Bylaws, as amended, of the Registrant
4.1(c)     Specimen Common Stock Certificate.
4.2(a)     Form of Representative's Warrant.
4.3(a)     Form of Warrant Agreement (including form of Common Stock
           Purchase Warrant).
5.1(a)     Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1       Consent of Ernst & Young LLP
23.2       Consent of Arthur Andersen LLP
23.3       Consent of Ernst & Young LLP
24.1(a)    Power of Attorney.

-------------------
(a)   Previously filed.

(b) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(c)  Incorporated by reference from the Registrant's Report on Form
     10-K filed with the Securities and Exchange Commission on March 19,
     1998.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant as provided by the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against this type of liability (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication. We hereby undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities being offered, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, we certify we have reasonable grounds to believe that we meet all of the requirements of filing on Form S-3 and authorize this Post-Effective Amendment on Form S-3 to the Registration Statement on Form SB-2 to be signed on our behalf by the undersigned, in the City of San Ramon, State of California, on the 22nd day of September, 1999.

                                             SUPERGEN, INC.

                                             By: /s/ JOSEPH RUBINFELD
                                                -----------------------------
                                                     Joseph Rubinfeld
                                                  CHIEF EXECUTIVE OFFICER,
                                                   PRESIDENT AND DIRECTOR

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities stated.

           SIGNATURE                                   TITLE                                         DATE
           ---------                                   -----                                         ----
/s/Joseph Rubinfeld                      Chief Executive Officer, President and              September 22, 1999
---------------------------------------  Director (Principal Executive Officer)
         Joseph Rubinfeld

/s/Ronald H. Spair                       Chief Financial Officer (Principal                  September 22, 1999
---------------------------------------  Financial and Accounting Officer)
          Ronald H. Spair

                                         Director                                            ____________, 1999
---------------------------------------
         Lawrence J. Ellison

/s/ Daniel Zurr*                         Director                                            September 22, 1999
---------------------------------------
              Daniel Zurr

/s/ Denis Burger*                        Director                                            September 22, 1999
---------------------------------------
            Denis Burger

/s/ Julius Vida*                         Director                                            September 22, 1999
---------------------------------------
             Julius Vida

*By:  /s/ JOSEPH RUBINFELD
    -----------------------------------
            Joseph Rubinfeld
            ATTORNEY-IN-FACT

                                    INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                            DESCRIPTION OF DOCUMENT
  -------                           -----------------------
  1.1(a)                Form of Underwriting Agreement.

  3.1(b)                Certificate of Incorporation of the Registrant

  3.2(c)                Bylaws, as amended, of the Registrant

  4.1(c)                Specimen Common Stock Certificate.

  4.2(a)                Form of Representative's Warrant.

  4.3(a)                Form of Warrant Agreement (including form of Common Stock
                        Purchase Warrant).

  5.1(a)                Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

 23.1                   Consent of Ernst & Young LLP

 23.2                   Consent of Arthur Andersen LLP

 23.3                   Consent of Ernst & Young LLP

 24.1(a)                Power of Attorney.

-------------------
(a)  Previously filed.
(b) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.
(c) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.